Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Announces Closing of Recent Equity Offering and Exercise in Full of Underwriters’ Over-Allotment Option

Ft. Myers, Florida – August 22, 2014 – NeoGenomics, Inc. (NASDAQ: NEO) (the “Company”), a leading provider of cancer-focused genetic testing services, today announced that it has closed on the public offering of an additional 1.05 million shares of common stock at an offering price of $4.60 per share as a result of the exercise in full of the underwriters’ over-allotment option. The total gross proceeds of the offering, including the exercise in full of the over-allotment option were approximately $37.0 million from the sale of a total of 8.05 million common shares. The net proceeds to the Company, after deducting the underwriters’ discount and other estimated expenses will be approximately $34.6 million. The Company plans to use the net proceeds for working capital, capital expenditures and for general corporate purposes including potential acquisitions and the repayment of debt.

William Blair & Company, L.L.C. acted as the sole book-running manager and Craig-Hallum Capital Group LLC acted as co-lead manager for the offering. Stephens Inc., Roth Capital Partners, LLC, Sidoti & Company, LLC and Dawson James Securities, Inc. served as co-managers for the offering.

A preliminary prospectus supplement and a final prospectus supplement relating to these securities have been filed with the SEC and are available at the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the final prospectus supplement may also be obtained from William Blair & Company, L.L.C., Attention Prospectus Department, 222 West Adams Street, Chicago, Illinois 60606, by telephone at (800)-621-0687, or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a CLIA–certified clinical laboratory that specializes in cancer genetics testing, the fastest growing segment of the laboratory industry. The Company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has laboratories in Nashville, TN, Irvine, Fresno and West Sacramento CA, Tampa and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the Company’s ability to continue gaining new customers, offer new types of tests and otherwise implement its business plan. As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Executive VP, Finance & Dir. of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

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